Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the SkyWest, Inc. Registration Statement (Form S-8 No. 333-135239) of our report dated June 23, 2008, with respect to the financial statements and schedule of the Atlantic Southeast Airlines, Inc. Investment Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ Tanner LC

Salt Lake City, Utah
June 23, 2008